AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The name of the corporation is Sun Life Assurance Company of Canada (U.S.) (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 12, 1970.

SECOND:  Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and also further amends the Corporation’s current Certificate of Incorporation, as amended.

THIRD:  The board of directors and the sole stockholder (by stockholder consent in writing, in lieu of a meeting and vote of stockholders, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware) of the Corporation have duly adopted this Amended and Restated Certificate of Incorporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH:  This Amended and Restated Certificate of Incorporation shall be effective as of July 21, 2014.

FIFTH:  The text of the Certificate of Incorporation of the Corporation shall be amended and restated to read as set forth in full as follows:

1.           The name of the Corporation is Delaware Life Insurance Company.

2.           The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

3.           The nature of the business or purpose to be conducted or promoted is to transact the business of life insurance, annuities and reinsurance.  To the extent permitted by law, the Corporation may also engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.           The total number of shares of stock which the Corporation shall have authority to issue is ten thousand (10,000) shares of common stock and the par value of each of such shares is one thousand dollars ($1,000.00) amounting in the aggregate to ten million dollars ($10,000,000.00).

5.           The Corporation is to have perpetual existence.

6.           Meetings of stockholders may be held within or without the State of Delaware, as the By-laws provide.  The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-laws of the Corporation.

7.           The business and affairs of the Corporation shall be managed under the direction of the board of directors, the number of members of which shall be set forth in the By-laws of the Corporation.  Election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

8.           In furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized and empowered to make, amend and repeal the By-laws of the Corporation.

9.           The Corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware.

10.           To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability:  (i) for any breach of their duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the directors derived an improper personal benefit.  In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.  Any repeal or amendment of this Article 10 by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment.

11.           The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be modified, amended and supplemented, and any subsequent provision replacing said Section 145, indemnify and advance the expenses of any and all persons whom it shall have power to indemnify under said Section 145 and said subsequent provision from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section 145 and said subsequent provision, and the indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any rights to which an indemnified person may be entitled under any provision of the By-laws of the Corporation, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Michael S. Bloom, an Authorized Officer, hereby declaring and certifying that this is the Corporation’s act and deed and the facts herein stated are true, this 22nd day of May, 2014.

By:	/s/ Michael S. Bloom
Authorized Officer
Title:	Secretary
Name:	Michael S. Bloom